                                                                     Exhibit 12


HUNTINGTON BANCSHARES INCORPORATED
RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS OF DOLLARS)


                                                                      Year Ended December 31
                                   Three Months   --------------------------------------------------------------
                                       Ended
                                  March 31, 1997      1996         1995         1994         1993         1992
                                  ------------------------------------------------------------------------------
EXCLUDING INTEREST ON DEPOSITS

Income before taxes ..............   $  103,114   $  398,821   $  378,448   $  366,474   $  363,791   $  233,435

Fixed charges:
   Interest expense ..............       77,288      292,126      311,702      168,891      122,566       95,048
   1/3 of net rent expense .......        2,074        8,098        7,873        7,932        7,562        6,771
                                  ------------------------------------------------------------------------------
       Total fixed charges .......       79,362      300,224      319,575      176,823      130,128      101,819
                                  ------------------------------------------------------------------------------

Earnings .........................   $  182,476   $  699,045   $  698,023   $  543,297   $  493,919   $  335,254
                                  ==============================================================================

Fixed charges ....................   $   79,362   $  300,224   $  319,575   $  176,823   $  130,128   $  101,819
                                  ==============================================================================

Ratio of Earnings
  to Fixed Charges ...............         2.30         2.33         2.18         3.07         3.80         3.29


INCLUDING INTEREST ON DEPOSITS

Income before taxes ..............   $  103,114   $  398,821   $  378,448   $  366,474   $  363,791   $  233,435

Fixed charges:
   Interest expense ..............      193,664      751,640      737,333      463,671      440,111      504,846
   1/3 of net rent expense .......        2,074        8,098        7,873        7,932        7,562        6,771
                                  ------------------------------------------------------------------------------
       Total fixed charges .......      195,738      759,738      745,206      471,603      447,673      511,617
                                  ------------------------------------------------------------------------------

Earnings .........................   $  298,852   $1,158,559   $1,123,654   $  838,077   $  811,464   $  745,052
                                  ==============================================================================

Fixed charges ....................   $  195,738   $  759,738   $  745,206   $  471,603   $  447,673   $  511,617
                                  ==============================================================================
Ratio of Earnings to
  Fixed Charges ..................         1.53         1.52         1.51         1.78         1.81         1.46
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